Exhibit 10.5

DATED 21st December 2007

(1)                                 2020 GLOBALGROWTH EQUITIES LIMITED

(2)                                 SHK ASIAN OPPORTUNITIES HOLDINGS LTD

AGREEMENT IN RESPECT OF

THE ISSUE OF CONVERTIBLE BONDS

BY

2020 GLOBALGROWTH EQUITIES LIMITED

Deacons

5th Floor

Alexandra House

18 Chater Road

Central, Hong Kong

Tel: +852 2825 9211

Fax: +852 2810 0431

hongkong@deaconslaw.com

www.deacons.com.hk

THIS AGREEMENT is made on the 21st day of December 2007

BETWEEN:

(1)                                  2020 GlobalGrowth Equities Limited, a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands (“Issuer”); and

(2)                                  SHK Asian Opportunities Holdings Ltd., a company incorporated in Cayman Islands, whose registered office is at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands  (“Investor”).

WHEREAS:

(A)                             The Issuer is an exempted company incorporated in the Cayman Islands with limited liability with an authorised share capital of US$50,000 divided into 500,000 Shares and as at the date hereof, two Shares have been issued to Louis Koo and Adrian Chan respectively and are fully paid or credited as fully paid.

(B)                                The Issuer has conditionally agreed to issue and the Investor has conditionally agreed to subscribe for the Bond upon the terms and subject to the conditions contained in this Agreement and the Conditions.

NOW IT IS HEREBY AGREED as follows:

1.                                     INTERPRETATION

1.1                                In this Agreement and the recitals, unless the context otherwise requires:

“Affiliates” of a company means any subsidiaries or holding companies of such company or any subsidiaries of the holding companies of such company;

“Agreement” means this Agreement and the Schedules as varied or amended from time to time in accordance with the provisions of Clause 17.5;

“Banking Day” means a day (excluding Saturday and Sunday) on which banks are generally open for business in Hong Kong and Dublin;

“Board” means the board of Directors of the Issuer;

“Bondholder” means the person who is for the time being the registered holder of the Bond;

“Bonds” means the convertible bonds in the aggregate principal sum of up to US$5 million, to be issued by the Issuer to the Investor in accordance with the terms of this Agreement with the benefit of and subject to the provisions of the Conditions; and “Bond” means any of them;

“Business” means the business of the Issuer as set out in paragraph 3.1 of Schedule 5;

“Call Notice” means a call notice to be served by the Issuer on the Investor from time to time substantially in the form set out in Schedule 4 pursuant to Clause 2;

“Certificate” means the certificate to be issued in respect of the Bond substantially in the form set out in Schedule 1;

“Closing Date” means 30 June 2008;

“Completion” means, in respect of any call made under a Call Notice served by the Issuer on the Investor pursuant to Clause 2.1, completion of the issue and subscription of the Bond at its full face value of the amount so called in accordance with Clause 3 and Schedule 2;

“Completion Date” means, in each case, the 5th Banking Day after a Call Notice is served by the Issuer to the Investor;

“Conditions” means the terms and conditions to be attached to the Certificate substantially in the form set out in Schedule 1 (with such amendments thereto as the Issuer and Investor may agree), and “Condition” refers to the relative numbered paragraph of the Conditions;

“Conditions Precedent” means the conditions precedent set out in Clause 2.1;

“Conditions Precedent Date” means the date falling on the 45th day after the day of this Agreement or such later date as may be agreed by the Parties in writing from time to time;

“Conversion Price” means the price per Share to be issued upon conversion of all or part of the Bond and which is calculated in accordance with Condition 5.1 or 6.2;

“Conversion Rights” means the rights attached to the Bond to convert the principal amount (or any part(s) thereof) into Conversion Shares;

“Conversion Shares” means the Shares to be issued by the Issuer upon exercise by the Bondholder of the Conversion Rights or any of them (as the context requires);

“Convertible Bonds” means such convertible bonds subject to the Conditions issued pursuant to this Agreement or to be issued by the Issuer pursuant to agreement(s) entered or to be entered into by the parties thereto on or prior to the Closing Date; and “Convertible Bond” means any of them;

“Director” means a director of the Issuer;

“Equity Value” means the aggregate par value of the issued share capital and principal amount of other issued securities of the Issuer (including but not limited to any securities convertible into or exercisable or exchangeable for or that represent the right to receive share capital of the Issuer);

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Investment Committee” means the investment committee of the Issuer to be established pursuant to Clause 4.1;

“Investment Management Agreement” means the investment management agreement to be entered into between the Issuer and the Manager pursuant to which the Manager shall manage all investment activities of the Issuer subject to the terms and conditions therein contained, as the same may be varied or amended from time to time, and which is expected to contain certain principal terms and conditions similar to those set out in Schedule 5;

“Investor’s Warranties” means the representations, warranties and undertakings given by the Investor under Clause 6.1;

“IPO” means the proposed initial public offering of the Shares in connection with the listing of the Shares on the Stock Exchange;

“IPO Date” means the date on which dealings in the Shares on the Stock Exchange commence;

“Issuer’s Warranties” means the representations, warranties and undertakings given by the Issuer under Clause 5.1 and Schedule 3;

“Key Personnel” means George Lu and Louis Koo;

“Listing Rules” means the rules of the Stock Exchange;

“Manager” means 2020 Equity Partners Limited;

“Nomination Committee” means the nomination committee of the Issuer to be established pursuant to Clause 4.2;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“PRC” means the People’s Republic of China;

“Proceeds” means the proceeds from the issue of the Bonds;

“Service Agreements” means the two service agreements to be entered into between the Manager and the Key Personnel respectively subject to the terms and conditions therein contained, as the same may be varied or amended from time to time, and which is expected to contain certain principal terms and conditions similar to those set out in Schedule 6;

“Share(s)” means the ordinary share(s) of US$0.10 each in the issued share capital of the Issuer existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) stock or shares in the capital of the Company resulting from any sub-division, consolidation or re-classification thereof;

“Shareholder(s)” means the holder(s) of Share(s) from time to time;

“Stock Exchange” means the London Stock Exchange or, as the context may require, its main board for the listing of securities, or any other recognised stock exchange;

“Subscription Money” means, in respect of each Bond, the amount set out in the relevant Call Notice and the face value of such Bond;

“Underlying Assets” means assets acquired by the Issuer using the Proceeds and “Underlying Asset” means any of them; and

“United States Dollars” or “US$” means United States Dollars, the lawful currency of the United States of America.

1.2                                The expressions “Issuer” and “Investor” shall, where the context permits, include their respective successors and permitted assigns and personal representatives and any persons deriving title under them.

1.3                                Any reference in this Agreement to a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency thereof.

1.4                                Any reference in this Agreement to a “Recital”, “Clause” or “Schedule” shall be construed as a reference to a recital or a clause of or a schedule to this Agreement.

1.5                                Words importing the singular number shall include the plural and vice versa and words importing a gender shall include every gender.

1.6                                Headings of Clauses are for reference only and shall be ignored in construing this Agreement.

1.7                                Save as provided in Clause 1.1, words and expressions defined in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) shall have the same meaning in this Agreement.

1.8                                In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement shall be construed as references to such document as the same may be amended or supplemented from time to time; unless otherwise stated, references to Clauses and Schedules are to clauses of and schedules to this Agreement.  Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.                                     ISSUE OF THE BONDS

2.1                                The obligations of the Issuer to issue, and of the Investor to subscribe for, the Bonds are conditional upon the fulfilment of the following Conditions Precedent:

(a)                                  the Issuer and the Manager entering into the Investment Management Agreement;

(b)                                 the Manager and the Key Personnel entering into the Service Agreements;

(c)                                  the Investor having obtained a legal opinion of Campbells or another qualified Cayman Islands law firm covering matters in respect of the Issuer, this Agreement, the issue of the Bonds subject to the Conditions and allotment of the Conversion Shares under the laws of the Cayman Islands; and

(d)                                the Issuer having obtained a legal opinion of a law firm reasonably satisfactory to the Issuer covering matters in respect of the due incorporation of the Investor and the legality and enforceability of this Agreement against the Investor under the laws of the place of incorporation in such form and substance to the Issuer’s reasonable satisfaction.

2.2                                The Parties will use their respective reasonable commercial endeavours to procure the fulfilment of all the Conditions Precedent set out in Clause 2.1 as soon as practicable, and in any event, on or before the Conditions Precedent Date.  If the Conditions Precedent are not fulfilled in all respects or (in respect of the Conditions Precedent set out in Clauses 2.1(a), (b) and (c) not waived by the Investor or in respect of the Condition Precedent set out in Clause 2.1(d) not waived by the Issuer) on or before the Conditions Precedent Date, then this Agreement (save and except Clauses 11 to 18) shall, subject to the liability of the Parties to each other in respect of any prior breaches of this Clause 2.2, terminate immediately and be of no further effect and no Party shall have any claim against the other in respect thereof.

2.3                                Subject to the fulfilment or waiver of the Conditions Precedent as set out in Clause 2.2, the Issuer may from time to time during a period of 24 months from the date of issue of the first Bond issued under this Agreement serve one or more Call Notice(s) on the Investor each specifying the amount to be called thereunder provided that the aggregate principal sum of all calls made under such Call Notices shall not exceed US$5 million.

2.4                                Subject to the serving of a Call Notice by the Issuer on the Investor and at the relevant Completion, the Issuer shall issue to the Investor the Bond at its full face value of an amount so called in such Call Notice, and subject to:

(a)              there being no material breach of any of the terms or warranties of this Agreement by the Issuer which breach will have a material adverse impact on the ability of the Issuer to perform its obligations hereunder;

(b)             the Board not having served a notice of breach of any of the material terms or warranties of the Investment Management Agreement by the Manager; and

(c)              the Board not having served a notice of breach of any of the material terms or warranties of the Investment Management Agreement arising from a breach of any of the material terms or warranties of the Service Agreements by any of the Key Personnel,

the Investor shall subscribe for such Bond and shall settle the consideration for the issue of the Bond. The Bond shall be issued upon and subject to the Conditions and the Certificate.

3.                                     COMPLETION

3.1                                Completion for the issue and subscription of each Bond shall take place before 11 a.m. (Hong Kong time) on the Completion Date or at such other time as the Parties may agree, whereupon each of the Issuer and the Investor shall perform all (but not some only) of their respective obligations as set out in Schedule 2.

3.2                                If the foregoing provisions of this Clause 3 are not fully complied with by the Investor in respect of any Call Notice served by the Issuer to the Investor pursuant to Clause 2.1 by or on any Completion Date, the Issuer shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Investor to elect to and shall be deemed to be fully and effectively authorised by the Investor to:

(a)                                  redeem the principal amount of all or any of the Bonds issued pursuant to this Agreement and outstanding at 80% of the face value of such Bonds; and/or

(b)                                 sell the principal amount of all or any of the Bonds issued pursuant to this Agreement and outstanding for and on behalf of the Investor to other holder(s) of the Convertible Bonds on a pro-rata basis at a price equal to 80% of the face value of such Bonds.

4.                                     COMMITTEES

4.1                                 The Issuer shall establish the Investment Committee.  The composition of the Investment Committee shall be as follows:

(a)                                  the Investment Committee shall comprise, in the first instance, George Lu, William Sharp and one nominee from Datai Bay Investments Ltd., with additional members to be approved by the Nomination Committee; and

(b)                                 the chairman of the Investment Committee shall be elected by the Manager.

Certain matters relating to the terms of reference and meetings of the Investment Committee are set out in Schedule 7 hereto.

4.2                                 The Issuer shall establish the Nomination Committee.  The composition of the Nomination Committee shall be as follows:

(a)                                  the Nomination Committee shall comprise, in the first instance, George Lu, William Sharp and Louis Koo; and

(b)                                 the chairman of the Nomination Committee shall be elected by the Manager.

The terms of reference of the Nomination Committee are set out in Schedule 8 hereto.

5.                                     REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER

5.1                                The Issuer hereby represents and warrants to the Investor that the Issuer’s Warranties in the terms set out in Schedule 3 are true in all material respects and not misleading in any material respect as at the date of this Agreement and as at each Completion Date.

5.2                                Each of the Issuer’s Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other Issuer’s Warranties.

5.3                                Save and except as expressly stipulated in Clause 5.1, the Investor expressly acknowledges and agrees that the Issuer has not, and shall not be deemed to have, given any representation, warranties or undertakings in relation to its entering into of this Agreement and the performance of its obligations hereunder and any and all such representations, warranties and undertakings are hereby expressly excluded.

5.4                                The Issuer acknowledges that the Investor has entered into this Agreement in reliance on each of the Issuer’s Warranties which has also been given as a representation and with the intention of inducing the Investor to enter into this Agreement.

5.5                                The Issuer shall notify the Investor in writing immediately upon becoming aware of any event, facts, matters or circumstances that may give rise to a breach, which is a breach of or inconsistent with any of the Issuer’s Warranties.  Upon receipt of notice from the Investor requiring remedy of such breach, the Issuer shall (if the breach is capable of remedy) remedy such breach on or before the relevant Completion Date, failing that and provided that such breach is material in the context of the subscription and issuance of the Bonds contemplated hereunder, the Investor shall be released from all further obligations to make payment pursuant to any Call Notice.

5.6                                The Issuer agrees with the Investor to indemnify it against all losses, liabilities and costs which it may incur or suffer arising out of, or in connection with, the breach of any of the Issuer’s Warranties.

6.                                     REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE INVESTOR

6.1                                The Investor hereby represents, warrants and undertakes to the Issuer in the terms set out in this Clause 6 that as at the date of this Agreement and as at each Completion Date:

(a)                                  the Investor has the authority to enter into and perform this Agreement and the Bond and that in entering into and performing this Agreement and the Bond, it does not do so in breach of any applicable legislation and this Agreement constitutes its valid, binding and enforceable obligations;

(b)                                 all necessary consents authorisations and approvals of any governmental agency or body or other third parties required in its place of incorporation or elsewhere for or in connection with this Agreement and the subscription of the Bond and the performance of the terms hereof and thereof have been, in relation to the Investor, obtained or made or will have been obtained or made by each Completion; and

(c)                                  upon subscription of the Bond and execution of the Certificate and delivery of the same, the Bond and the Certificate will constitute legal, valid and binding obligations of the Bondholder.

6.2                                Each of the Investor’s Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other Investor’s Warranties.

6.3                                Save and except as expressly stipulated in Clause 6.1, the Issuer expressly acknowledges and agrees that the Investor has not, and shall not be deemed to have, given any representation, warranties or undertakings in relation to its entering into of this Agreement and the performance of its obligations hereunder and any and all such representations, warranties and undertakings are hereby expressly excluded.

6.4                                The Investor acknowledges that the Issuer has entered into this Agreement in reliance on each of the Investor’s Warranties which has also been given as a representation and with the intention of inducing the Issuer to enter into this Agreement.

6.5                                Investor shall notify the Issuer in writing immediately upon becoming aware of any event, facts, matters or circumstances that may give rise to a breach, which is a breach of or inconsistent with any of the Investor’s Warranties.  Upon receipt of notice from the Issuer requiring remedy of such breach, the Investor shall (if the breach is capable of remedy) remedy such breach on or before the relevant Completion Date, failing that and provided that such breach is material in the context of the subscription and issuance of the Bond contemplated hereunder, the Issuer shall not be bound to proceed to the relevant Completion and the Issuer may by notice in writing to the Investor be entitled to treat this Agreement as terminated insofar as it applies to the relevant Completion Date.

6.6                                The Investor agrees with the Issuer to indemnify it against all losses, liabilities and costs which it may incur or suffer arising out of, or in connection with, the breach of any of the Investor’s Warranties.

7.                                     USE OF PROCEEDS

Subject to compliance with all applicable laws, regulations, the Listing Rules and any requirements of the Stock Exchange or any other applicable authorities, the Issuer hereby agrees that the Proceeds shall be used for one or more of the following:

(a)                                 making investment in any Underlying Asset in accordance with the Manager’s investment strategy as set out in the Investment Management Agreement;

(b)                                 paying management fee and all other payments under the Investment Management Agreement;

(c)                                  paying all business, legal, financial, tax and other expenses of the Issuer, including but not limited to due diligence on potential investment targets; and

(d)                                 making all other payments as may be incidental to any of the above.

8.                                     PROVISION OF INFORMATION

Subject to the Investor executing a non-disclosure or confidentiality agreement in favour of the Issuer in such form acceptable to the Issuer, the Issuer shall provide and procure the Manager to provide the Investor with:

(a)                                  regular reporting on the investment activities, financial information and accounts of the Issuer including such information as the same is available to members of the Investment Committee and/or the Board from time to time;

(b)                                 reporting on business and operational activities of the Underlying Assets and reporting on financial information of the Underlying Assets to the extent the same is available to the Issuer; and

(c)                                  access to the records, documents, agreements and financial data of the Issuer during normal business hours of the Issuer and after giving to the Issuer not less than seven (7) days prior notice in writing.

9.                                     UNDERTAKINGS AND OTHER PROVISIONS

9.1                                Each of the Issuer and the Investor undertakes to co-operate with the other and use its reasonable commercial endeavours to assist in seeking a listing of the Shares on the Stock Exchange subject to market conditions prevailing from time to time, eg. passing all resolutions and executing all such document(s) as may be necessary for the listing.

9.2                                 The Issuer agrees that:

(a)                                  all investment and divestment decisions of the Issuer are subject to the prior approval of the Investment Committee;

(b)                                 all of the Issuer’s investment activities will be managed by the Manager subject to the terms and conditions contained in the Investment Management Agreement; and

(c)                                  save and except for any issue of Shares pursuant to the exercise of conversion rights attaching to any Convertible Bonds or in connection with the IPO, there shall be no increase in the issued and paid up capital of the Issuer without the prior written consent of holders holding not less than 80% of the aggregate principal amount of all Convertible Bonds issued and outstanding.

9.3                                 The Issuer shall, upon the signing of this Agreement, deliver to the Investor a certified copy of the Board resolutions approving and authorising the execution, performance and completion of this Agreement and the issue of the Bonds by the Issuer.

9.4                                 The Investor shall, upon the signing of this Agreement:

(a)                                  upon the request of the Issuer, deliver to the Issuer a guarantee substantially in the form as set out in Schedule 9 hereto to be issued by such party as is acceptable to the Issuer; and

(b)                                 deliver to the Issuer a certified copy of the board resolutions of the Investor approving and authorising the execution, performance and completion of this Agreement and the subscription of the Bonds by the Investor.

9.5                                It is the current intention of the Issuer to, and the Investor hereby agrees that the Issuer can, enter into agreement(s) for the issue of additional Convertible Bonds up to an aggregate principal amount of US$150 million (which, for the avoidance of doubt, shall include the Bonds to be issued pursuant to this Agreement) on or prior to the Closing Date.  The Parties hereby agree that the Issuer shall not enter into any agreement(s) for the issue of convertible notes after the Closing Date without the prior written consent of holders holding not less than 50% of the aggregate principal amount of all Convertible Bonds issued and outstanding (which shall include the affirmative vote of Datai Bay Investments Ltd.).

10.                              PROVISIONS CEASING TO BE EFFECTIVE UPON IPO

Notwithstanding anything herein contained to the contrary, Clauses 4, 8, 9.1, 9.2 and 9.5 shall cease to have any effect and shall not be binding on any of the Parties from (and inclusive of) the IPO Date.

11.                              FURTHER ASSURANCE

Each of the Parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such Party to do or execute or procure to be done in order to give full effect to the terms of this Agreement.

12.                              ASSIGNMENT AND SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and enure to the benefit of each Party’s successors in title and (subject to the other provisions of this Agreement) permitted assigns provided that the benefits and obligations or any part thereof bestowed upon each Party to this Agreement shall not be capable of being assigned, transferred, encumbered or otherwise disposed of except with the prior written consent of the other Party (which consent may be granted or withheld at the other Party’s absolute discretion).

13.                              COSTS AND EXPENSES

Each Party shall bear its own costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the issuance of the Bonds.

14.                              NOTICES

14.1                           Each notice, demand or other communication to be given or made under this Agreement shall be in writing, in the English language and delivered or sent to the relevant Party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Issuer:	Address:	1503 Ruttonjee House, 11 Duddell Street,
Hong Kong
	Fax:	(852) 3106 4706
	Attention:	Louis Koo

To the Investor:	Address:	SHK Asian Opportunities Fund, L.P.
c/o SHK Fund Management Limited
Units 902-905 Bank of America Tower
12 Harcourt Road
Hong Kong
	Fax:	(852) 3158 0386
	Attention:	Christophe Lee / David Chong

14.2                           Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter and delivered by hand or courier, when actually delivered to the relevant address; (b) if given or sent by registered mail, on the date which is two (2) Banking Days (in the case of mail sent to a local address) or five (5) Banking Days (in the case of mail sent to an overseas address) after the posting thereof; and (c) if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Banking Day, on the immediately following Banking Day).

15.                              CONFIDENTIALITY AND ANNOUNCEMENTS

15.1                          Each of the Parties agrees that it shall treat as strictly confidential all information received or obtained by it or its employees or advisers as a result of entering into or performing this Agreement and the Bond including information relating to the provisions of this Agreement and the Bond and the negotiations leading up to this Agreement and the Bond, the subject matter thereof or the business or affairs of the Issuer and, subject to the provisions of Clauses 15.2 and 15.3, it will not at any time hereafter make use of or disclose or divulge to any person other than to its Affiliates any such information and shall use its reasonable endeavours to prevent the publication or disclosure of any such information (provided that in the case of the Investor this undertaking shall not require it to take any legal action against any person).

15.2                          The restrictions contained in Clause 15.1 shall not apply so as to prevent any Party from making any disclosure required by law or legal process by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which any Party is subject (provided that the requirements of Clause 15.3 are complied with) or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of Clause 15 shall apply to, and the relevant Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of Clause 15 by any of the Parties.

15.3                          No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement or the Bond unless specifically agreed by the Parties or unless an announcement is required pursuant to relevant law or regulation the requirements of the Stock Exchange or any other recognised stock exchange.  Any announcement by any Party required to be made pursuant to any relevant law or the requirements of the Stock Exchange or any relevant stock exchange shall be issued only after such prior consultation with the other Party as is reasonably practicable in the circumstances.

15.4                          Notwithstanding the above, at the request of the holder or potential holder of any convertible bonds of the Issuer, and with the prior written consent of the Investor, which consent may be given or withheld at the sole discretion of the Investor, such holder may be given the opportunity to review this Agreement and Conditions of the Bond.

16.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.  Immediate evidence that a counterpart has been executed may be provided by transmission of such counterpart by facsimile machine with the original executed counterpart(s) to be forthwith put in the mail or delivered to the other Party.

17.                              MISCELLANEOUS

17.1                          Time shall be of the essence of this Agreement.

17.2                          This Agreement (together with the documents referred to herein including, without limitation, the Bond) constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the Parties.  This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

17.3                          If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions shall not be affected or impaired thereby.

17.4                          The terms of this Agreement and the Bond shall remain valid and enforceable notwithstanding the issue and redemption or conversion or exchange of the Bond to the extent that any of the terms in this Agreement or the Bond has not been fully and properly performed or satisfied.

17.5                          No variation of this Agreement shall be effective unless made in writing and signed by the Parties.

17.6                          No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

17.7                          In the event of any conflict between the provisions of this Agreement and the provisions of the Articles of Association of the Issuer, then as between the Parties the provisions of this Agreement shall prevail.

18.                              GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby submit to the non-exclusive jurisdiction of the Hong Kong courts.

SCHEDULE 1

FORM OF THE CERTIFICATE

2020 GLOBALGROWTH EQUITIES LIMITED

(incorporated in the Cayman Islands with limited liability)

Certificate No.: [*]

[*] CONVERTIBLE BOND

Issued pursuant to the memorandum and articles of association of 2020 GlobalGrowth Equities Limited (the “Issuer”), a resolution of the board of directors of the Issuer passed on [*] and a resolution of the shareholders of the Issuer passed on [*].

THIS IS TO CERTIFY that [*] whose registered office is situate at [*] is the registered holder (“Bondholder”) of the above-mentioned Convertible Bond (“Bond”).  The Bondholder is entitled to require the Issuer to convert, exchange and/or redeem the whole or any part(s) of the principal amount outstanding under this Bond subject to and in accordance with the terms and conditions attached hereto which shall form an integral part of this Certificate (“Conditions”).

GIVEN under the seal of [*] this day of .

Director

Secretary/Director

Notes:

The Bond cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 2 of the terms and conditions thereof.  This Certificate must be delivered to the company secretary of 2020 GlobalGrowth Equities Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial conversion or exchange or redemption)

Date	Amount Converted/Exchanged/Redeemed	Amount Outstanding
(please specify)

TERMS AND CONDITIONS OF THE BOND

The Bond shall be held subject to and with the benefit of the terms and conditions set out below and such terms and conditions shall be binding on 2020 GlobalGrowth Equities Limited (the “Issuer”) and the Bondholder.  Expressions defined in the agreement in respect of the issue of convertible bonds between the Issuer and [*] (the “Investor”) dated [*] (“Agreement”) shall bear the same meaning in this Certificate.  In addition, “Issue Date” means the date of issue of this Bond.  The definitions and rules of construction set out in the Agreement shall apply in the interpretation of the Bond.

1.                                      PERIOD

1.1                                 For the purposes of these Conditions, “Maturity Date” means the Banking Day immediately preceding the second anniversary of the date of issue of the first Bond issued under the Agreement, such expression (as the context requires) includes any extension of the original Maturity Date or the extended Maturity Date under Condition 1.2.

1.2                                 In the event that IPO does not take place on or before the expiry of 24 months from the date of the date of the first Bond issued under the Agreement, the Maturity Date may, on the recommendation of the Manager, be extended by holders holding not less than 70% of the aggregate principal amount of all Convertible Bonds issued and outstanding (which shall include the affirmative vote of Datai Bay Investments Ltd.) for a period of one year (“Extended Maturity Date”) by giving notice in writing to the Issuer not less than 14 days prior to the original Maturity Date.  In the event that IPO does not take place on or before the Extended Maturity Date, the Maturity Date may, on the recommendation of the Manager, be further extended by holders holding not less than 70% of the aggregate principal amount of all Convertible Bonds issued and outstanding (which shall include the affirmative vote of Datai Bay Investments Ltd.) for another period of one year, provided that the Maturity Date so extended shall not be further extended. If such date as extended is not a Banking Day, the Maturity Date shall be the Banking Day immediately preceding such date. Any such notice, once given, shall be irrevocable. Any resulting extended Maturity Date shall be endorsed on the Certificate. For the avoidance of doubt, the final Maturity Date may not fall later than the Banking Day preceding the fourth anniversary of the date of issue of the first Bond issued under the Agreement.

1.3                                 All Bonds which are redeemed or converted or exchanged will forthwith be cancelled and such Bonds may not be reissued or resold.

2.                                      STATUS AND TRANSFER

2.1                                 The obligations of the Issuer arising under the Bond constitute general unsubordinated, direct, unconditional unsecured obligations of the Issuer and shall at all times rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer except for obligations accorded preference by mandatory provisions of applicable law.  No application will be made for a listing of the Bond on any stock exchange.

2.2                                 Subject to the prior written approval of the Board, the Bond (in whole or in part) may be transferred to any person.  The decision of the Board shall for all purposes be final, conclusive and binding on the Bondholder.

2.3                                 Notwithstanding anything herein to the contrary, the Bondholder may transfer the whole (but not part) of the Bond to its Affiliate for the purpose of internal reorganisation only.

2.4                                 In relation to any assignment or transfer of the Bond permitted under or otherwise pursuant to this Condition 2:

(a)                                  The Bond may only be transferred by execution of a form of transfer (“Transfer Form”) which shall be in a form previously agreed between the Issuer and the Bondholder by the transferor and the transferee (or their duly authorised representatives). In this Condition, “transferor” shall, where the context permits or requires, include joint transferors or can be construed accordingly.

(b)                                 The Certificate of the Bond must be delivered to the Issuer accompanied by: (i) a duly executed (and if required, duly stamped) Transfer Form; and (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so and a copy of the constitutional document of such corporation.  The Issuer shall, within three (3) Banking Days of receipt of such documents from the Bondholder, cancel the existing Certificate and issue a new certificate under the seal of the Issuer, in favour of the transferee or assignee in respect of the Bond (or the transferred or assigned part of the Bond) as applicable and, if the Bond is assigned or transferred in part only, issue a new certificate under the seal of the Issuer, in favour of the transferor in relation to the part of the Bond not assigned or transferred.

2.5                                 Any legal and other costs and expenses incurred by the Issuer in connection with any transfer or assignment of the Bond or any request therefor shall be borne by the Bondholder.

3.                                      INTEREST

The Bond does not bear any interest.

4.                                      PAYMENTS

4.1                                 Any payment under the terms and conditions of the Bond by the Issuer to the Bondholder shall be made for value on the due dates into such bank account in [*] as the Bondholder may notify the Issuer in writing from time to time.  All payments by the Issuer shall be made in US Dollars in immediately available funds.  In the event that the Issuer is required by law to make any such deduction or withholding from any amount paid (except where such deduction or withholding represents any income, profits or other tax payable by the Bondholder), the Issuer shall pay to the Bondholder such amount less any such withholding or deduction required to be made.

4.2                                 All payments by the Issuer hereunder shall be made, not later than 12:00 p.m. (Hong Kong time) on the due date, by remittance to such bank account as the Bondholder may notify the Issuer from time to time.

4.3                                 If the due date for payment of any amount in respect of the Bond is not a Banking Day, the Bondholder will be entitled to payment on the next following Banking Day in the same manner without interest.

4.4                                 The Issuer shall not be liable to make any payment in respect of the outstanding principal amount of the Bond unless and until the original of the Certificate is presented to the Issuer at its address specified in Condition 13.  The Issuer shall retain the original of the Certificate upon the redemption or conversion thereof.

4.5                                 Save as provided under the terms of the Bond, the outstanding principal amount of the Bond or any part thereof shall not be repaid or prepaid by the Issuer.

5.                                      REDEMPTION OR CONVERSION AND LIQUIDATION

5.1                                 If IPO does not take place by the Maturity Date (as may be extended as provided herein) or if an Event of Default (as defined in Condition 9) occurs, holders holding more than 50% of the aggregate principal amount of all Convertible Bonds issued and outstanding may resolve to and shall thereafter promptly notify the Issuer either (a) require the Issuer to redeem the whole (but not part) of all the Convertible Bonds outstanding (less the Exchange Amount in respect of each Convertible Bond) at the Redemption Amount and subject to the following provisions of this Condition 5; or (b) convert the whole of the outstanding principal amount of all the Convertible Bonds (less the Exchange Amount in respect of each Convertible Bond) into Shares at a conversion price not less than the then par value of a Share and the shareholders of the Issuer shall thereafter proceed with the voluntary liquidation of the Issuer subject to the following provisions of this Condition 5.

5.2                                 For the purposes of these Conditions, the Redemption Amount shall be calculated on the basis of the following formula:

Redemption Amount = (A x (1 + IRR)N)

where:

A	=	the principal amount of the Bond outstanding as at the date of redemption less the Exchange Amount;

IRR	=	0.05;

N	=	number of years elapsed from the Issue Date to the date of redemption (on the basis of the actual number of days elapsed and a 365-day year).

5.3                                 If holders holding more than 50% of the aggregate principal amount of all Convertible Bonds issued and outstanding resolve to require the Issuer to redeem the Convertible Bonds as aforesaid, the Bondholder shall within seven (7) days thereafter give notice of redemption to the Issuer and present the original of the Certificate to the Issuer at its address specified in Condition 13 for redemption of the whole (but not part) of the Bond outstanding (less the Exchange Amount) at the Redemption Amount subject to the following provisions of this Condition 5.  The Issuer shall deliver to the Bondholder at its own risk at its address set out in Condition 13, (if appropriate) an endorsement on the Certificate by a director of the Issuer for any balance of the Bond not so redeemed.

5.4                                Redemption of all Convertible Bonds shall be based on the proportionate holdings of all Convertible Bonds issued and outstanding and shall take place in stages subject to availability of funds of the Issuer arising from the sale of its underlying assets and investments.  The Issuer shall use its reasonable commercial endeavours to complete the redemption of all Convertible Bonds within 12 months of the date it receives the redemption notice referred to in Condition 5.3.

5.5                                Notwithstanding the formula for the Redemption Amount set out above, the last stage of the redemption of all Convertible Bonds (that is the redemption of the balance of all Convertible Bonds outstanding), shall be subject to the maximum aggregate amount equivalent to the residue value or proceeds from the sale of all remaining underlying assets and investments of the Issuer less all costs, expenses and liabilities (including for the avoidance of doubts all contingent liabilities and all payments payable to the Manager under the Investment Management Agreement) of the Issuer.

5.6                                 If holders holding more than 50% of the aggregate principal amount of all Convertible Bonds issued and outstanding resolve to convert the Convertible Bonds as aforesaid, the Bondholder shall within seven (7) days thereafter deliver to the Issuer in accordance with Condition 13 the original of the Certificate. The Bondholder shall be responsible for payment of all taxes and stamp, issue and registration duties (if any) and charges (if any) arising on any such conversion.  Subject to all applicable laws, regulations or any other applicable government or regulatory authorities, the Conversion Shares shall be allotted and issued by the Issuer, credited as fully paid, to the Bondholder. The Issuer shall deliver to the Bondholder at its own risk at its address set out in Condition 13, (if appropriate) an endorsement on the Certificate by a director of the Issuer for any balance of the Bond not so converted.

5.7                                After completion of the conversion mentioned above, shareholders of the Issuer shall proceed with the voluntary liquidation of the Issuer whereupon all the assets of the Issuer or proceeds thereof shall be applied in the following order:

(a)                                  first, in or towards payment or discharge of any fees, costs and expenses payable by or liabilities of the Issuer including but not limited to those payable to the Manager under the Investment Management Agreement; and

(b)                                 secondly, in or towards payment to all Shareholders (which, for the avoidance of doubt, shall include all Bondholders upon conversion of all Convertible Bonds issued and outstanding) pro-rata to their shareholdings in the Issuer.

6.                                      CONVERSION

6.1                                 Subject to all applicable laws, regulations, the Listing Rules and any requirements of the Stock Exchange or any other applicable authorities, the whole of the outstanding principal amount of the Bond (less the Exchange Amount) shall immediately prior to the IPO be mandatorily converted into Shares at the Conversion Price. The Shares shall be allotted and issued in the name of the Bondholder pursuant to such conversion and shall be fully paid, free from any liens, charges, encumbrances, pre-emptive rights or other third party rights.  No fraction of a Share will be issued on conversion and the number of Conversion Shares to be issued shall be rounded down to the nearest integer.  Such Shares shall rank pari passu in all respects with all other Shares in issue on the IPO Date and shall be entitled to all dividends, bonuses and other distributions the record date of which falls on a date on or after the IPO Date.  Subject to compliance with any relevant lock-up provisions of all applicable laws, regulations, the Listing Rules and any requirements of the Stock Exchange or any other applicable authorities and the terms and conditions of Agreement, such Shares issued upon conversion of the Bond shall be freely transferable by the Bondholder.

6.2                                 Subject to all applicable laws, regulations, the Listing Rules and any requirements of the Stock Exchange or any other applicable government or regulatory authorities, the Conversion Price shall be in United States Dollars that will yield to the Bondholders a return equal to 20% annualized IRR at the time of the IPO.

7.                                      PROCEDURE FOR CONVERSION

7.1                                 The Conversion Rights shall be deemed, subject as provided herein and in Condition 6.1, to have been exercised immediately prior to the IPO.  The Bondholder shall upon the demand of the Issuer forthwith deliver to the Issuer in accordance with Condition 13 the original of the Certificate. The Bondholder shall be responsible for payment of all taxes and stamp, issue and registration duties (if any), and Stock Exchange levies and charges (if any) arising on any such conversion.

7.2                                 Subject to all applicable laws, regulations, the Listing Rules and any requirements of the Stock Exchange or any other applicable government or regulatory authorities, the Conversion Shares shall be allotted and issued by the Issuer, credited as fully paid, to the Bondholder at such time and in such manner as new shares are to be issued pursuant to the IPO. The Issuer shall take all necessary steps (including the increase of the authorised share capital or the reduction of the par value of the Shares) to ensure that the Conversion Shares shall be allotted and issued not less than its par value. The Issuer shall deliver to the Bondholder at its own risk at its address set out in Condition 13, (if appropriate) an endorsement on the Certificate by a director of the Issuer for any balance of the Bond not so converted.

8.                                      UNDERLYING EXCHANGE

8.1                                After (a) all legal and contractual restrictions on the transfer and/or dealings of the shares in any Underlying Asset (“Underlying Shares”) to which the Issuer may be subject have been absolutely and unconditionally released (“Release”) and (b) all calls under the Agreement and other agreement(s) relating to the Convertible Bonds have been made and fully paid for, the Issuer shall use all reasonable endeavours to effect the exchange of the Exchange Amount of the Bond into 20% of such number of Underlying Shares acquired by the Issuer utilising 20% of the Investment Amount at the same valuation as the original investment by the Issuer into such Underlying Asset, free from carried interest (“Underlying Exchange”).  The Underlying Exchange shall be based on the proportionate holdings of all Convertible Bonds issued and outstanding, and may take place in stages.

8.2                                For the purposes of these Conditions:

(a)                                 “Exchange Amount” means, in relation to a Bond, an amount equivalent to 20% of the original principal amount of the Bond and such amount may decrease from time to time by such an amount subject to which the Underlying Exchange has taken place in stages; and

(b)                                “Investment Amount” means, in relation to a Bond, such part of the principal amount of the Bond which has been used by the Issuer for making investment in any Underlying Assets (excluding, for the avoidance of doubt, any amount used for the making of any payment under Clause 7(b), (c) or (d) of the Agreement).

8.3                                 The Bondholder shall upon the demand of the Issuer forthwith deliver to the Issuer in accordance with Condition 13 the original of the Certificate and do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for it to do or execute or procure to be done in order to implement and complete the Underlying Exchange subject to the terms and conditions herein contained. The Bondholder shall be responsible for payment of all taxes and stamp, transfer and registration duties (if any), and stock exchange levies and charges (if any) arising on any such exchange.

8.4                                 After completion of the Underlying Exchange, the Issuer shall deliver to the Bondholder at its own risk at its address set out in Condition 13, (if appropriate) an endorsement on the Certificate by a director of the Issuer for any balance of the Bond not so exchanged.

8.5                                 To the extent that the Underlying Exchange has not been fully completed pursuant to this Condition 8 prior to the IPO, the Issuer shall use all reasonable endeavours to transfer such portion of Bond to a special purpose vehicle or take such other actions as it may consider appropriate in the circumstances to effect the Underlying Exchange after the IPO provided that the Bondholder shall do and execute or procure to be done and executed all such acts, deeds, documents and things as may be reasonably required by the Issuer to implement such transfer or actions.

9.                                      EVENTS OF DEFAULT

For the purposes of these Conditions, an “Event of Default” means any of the following events which has a material adverse impact on the Issuer or on the ability of the Issuer to perform its obligations hereunder:

(a)                                  the Issuer defaults in performance of any of its material obligations contained in the terms and conditions of the Bond, and such event continues to subsist for a continuous period of thirty (30) days after notice of such event is sent from the Bondholder to the Issuer; or

(b)                                 the Issuer fails to pay the principal amount of the Bond when due unless such non-payment is due solely to administrative or technical error and payment is made within fifteen (15) days of the due date thereof; or

(c)                                  an order is made or an effective resolution passed for winding-up of the Issuer; or

(d)                                 if it is or will become unlawful for the Issuer to perform or comply with any of its material obligations under or in respect of the Bond.

10.                               VOTING

The Bondholder will not be entitled to receive notices of, attend or vote at any meetings of the Issuer by reason only of it being the Bondholder.

11.                               SELLING RESTRICTIONS

The Bondholder agrees not to offer the Bond or Shares issued and allotted to it upon any exercise of the Conversion Rights for sale or subscription to the public pursuant to a prospectus within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) except such as, and under circumstances that are, permitted under the Companies Ordinance or otherwise permitted under this Agreement and the Conditions.

12.                               REPLACEMENT NOTE

If the Certificate is lost or mutilated, the Bondholder shall notify the Issuer as soon as practicable and a replacement Certificate shall be issued if the Bondholder provides the Issuer with:

(a)                                 the mutilated Certificate or a declaration by the Bondholder or its officer that the Certificate had been lost or mutilated (as the case may be) or other evidence that the Certificate had been lost or mutilated; and

(b)                                an appropriate indemnity in such form and content as the Issuer may reasonably require. Any Certificate replaced in accordance with this Condition shall forthwith be cancelled.

13.                               NOTICES

13.1                           Each notice, demand or other communication to be given or made under this Agreement shall be in writing, in the English language and delivered or sent to the relevant Party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Party):

To the Issuer:	Address:
Fax:
Attention:

To the Bondholder:	Address:
Fax:
Attention:

13.2                           Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter and delivered by hand or courier when actually delivered to the relevant address; (b) if given or sent by registered mail, on the date which is two (2) Banking Days (in the case of mail sent to a local address) or five (5) Banking Days (in the case of mail sent to an overseas address) after the posting thereof; and (c) if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Banking Day, on the immediately following Banking Day).

14.                               AMENDMENT

The terms and conditions of the Bond may be varied, expanded or amended by agreement in writing between the Issuer and the Bondholder.

15.                               GOVERNING LAW AND JURISDICTION

The Bond and the Conditions are governed by and shall be construed in accordance with the laws of Hong Kong and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE 2

COMPLETION REQUIREMENTS

1.                                      Obligations of the Issuer

At Completion in respect of each Call Notice served by the Issuer on the Investor pursuant to Clause 2.1, the Issuer shall deliver to the Investor by facsimile (to be followed by sending the original by mail) the Certificate for the Bond duly issued and credited as fully paid in accordance with the terms of the Agreement.

2.                                      Obligations of the Investor

At Completion in respect of each Call Notice served by the Issuer on the Investor pursuant to Clause 2.1, the Investor shall pay the Subscription Money in clear and immediately available funds to the account as may be designated by the Issuer in the Call Notice.

In the event that the Investor is required by law to make any deduction or withholding from any Subscription Money, the Investor shall pay to the Issuer such additional amount as shall be necessary so that the Issuer will receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

SCHEDULE 3

ISSUER’S WARRANTIES

1.                                       The Issuer has full power and authority to enter into and perform this Agreement and that in entering into and performing this Agreement, the Issuer does not infringe any applicable law or regulation, or breach any of the terms of its memorandum of association or articles of association, nor does its entering into or performance of this Agreement conflict with or result in a breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligation of the Issuer under any deed or agreement which is binding on the Issuer (save and except any such conflict, breach or acceleration which does not have a material adverse effect on the Issuer or on the Issuer’s ability to perform any of its obligations contemplated hereunder) and this Agreement constitutes valid, binding and enforceable obligations of the Issuer.

2.                                       The Issuer will on each Completion have full power and authority to issue the relevant Bond and perform its obligations thereunder (to the extent unredeemed and unconverted), and the Issuer will at the date of conversion have sufficient authorised but unissued share capital for the Issuer to perform its obligations under the relevant Bond and the Directors will be authorised to issue the relevant Bond and the Conversion Shares upon exercise of the Conversion Rights and the Conversion Shares, when issued, will be duly authorised, fully paid and shall rank pari passu in all respects with all other existing Shares outstanding at the date of conversion and be entitled to all dividends, bonuses and distributions the record date for which falls on a date on or after the date of the relevant conversion notice.

3.                                       The issue of the Bond and the Certificate and (subject also to Completion) the allotment and issue of the Conversion Shares will not infringe and will not be contrary to any laws or regulations of any governmental or regulatory body of Hong Kong or the Cayman Islands or any other relevant jurisdiction and will not result in any breach of the terms of the memorandum of association and articles of association of the Issuer or constitute a breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Issuer under any deed, agreement, mortgage or other instrument which is binding on the Issuer (save and except any such conflict, breach or acceleration which does not have a material adverse effect on the Issuer or on the Issuer’s ability to perform any of its obligations contemplated hereunder) and upon issue of the Bond and the execution of the Certificate by the Issuer and delivery of the same, the Bond and the Conditions will constitute legal, valid and binding obligations of the Issuer enforceable against it.

4.                                       All necessary consents, authorisations and approvals of any governmental agency or body or any other third parties required in Hong Kong or the Cayman Islands or elsewhere for or in connection with this Agreement, the issue of the relevant Bond and the performance of other terms and conditions of this Agreement have been, in relation to itself, obtained or made or will have been obtained or made by each Completion.

5.                                       The Issuer is duly incorporated and validly existing under the laws of its incorporation with power to conduct its business in the manner presently conducted and has complied with all applicable laws and regulations in all jurisdictions in which it operates (save and except any laws or regulations the non-compliance with which does not have any material adverse effect on the Issuer).

6.                                       No litigation, arbitration or administrative proceeding which materially and adversely affects the business or financial condition of the Issuer is currently taking place or so far as the Issuer is aware is pending or threatened against the Issuer or its assets.

7.                                       There is no outstanding indebtedness of the Issuer which has become payable or repayable by reason of any default of the Issuer and which will have a material adverse effect on the Issuer or on the Issuer’s ability to perform any of its obligations contemplated hereunder.

8.                                       The Bond (when issued) will constitute unconditional, unsecured and unsubordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves.

9.                                       No event has occurred or circumstances arisen which, had the Bond already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under “Events of Default” in the Conditions of the Bonds.

10.                                No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Issuer.  No distress, execution or other similar order or process has been levied on any of the property or assets of the Issuer.  No voluntary arrangement has been proposed or reached by the Issuer with any of its creditors.  No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Issuer.

11.                                As at the date of this Agreement, the Issuer has no subsidiary or shares in any company.

12.                                As at the date of this Agreement, there are no loans, guarantees, pledges, mortgages, charges, liens, debentures or encumbrances given, made or incurred by or on behalf of the Issuer.

13.                                As at the date of this Agreement, there are no contracts, agreements, arrangements, acknowledgements, debts, liabilities or obligations of any description (whether actual or contingent) entered into or incurred by the Issuer otherwise than arising from, in connection with or incidental to its incorporation, matters relating to this Agreement or the issuance of the Convertible Bonds.

14.                                As at the date of this Agreement, the Issuer has not issued or agreed to issue any shares or given or agreed to give any option in respect of any shares not issued or agreed to issue or give any option in respect of any debentures or other securities other than as disclosed in the Agreement or in relation to the Convertible Bonds.

15.                                As at the date of this Agreement, save for activities relating to the negotiations and the issuance of the Convertible Bonds or the entering into of this Agreement or any documents in connection thereunder or ancillary thereto and the transactions contemplated thereunder, the Issuer has not carried on any business.

SCHEDULE 4

CALL NOTICE

[Investor]

[Date]

Dear Sirs,

Agreement in respect of the issue of convertible bonds dated [*] (“Agreement”)

We refer to the Agreement and the terms defined in the Agreement shall bear the same meaning in this Call Notice.

We hereby make a call under Clause 2.1 of the Agreement for an amount of US$[*] and you are required to pay to us such amount in clear and immediately available funds to the following account in accordance with the terms and conditions of the Agreement:

[details of the account].

Pursuant to the terms and conditions of the Agreement, in the event that you are required by law to make any deduction or withholding from the amount so called, you shall pay to us such additional amount as shall be necessary so that we will receive a net amount equal to the full amount which we would have received if such withholding or deduction had not been made.

Yours faithfully,

For and on behalf of

2020 GlobalGrowth Equities Limited

Title:

SCHEDULE 5

PRINCIPAL TERMS AND CONDITIONS OF THE INVESTMENT MANAGEMENT AGREEMENT

The Investment Management Agreement shall contain, among other things, the following principal terms and conditions:

1.             Manager

During the continuance of the Investment Management Agreement, the Manager shall be constituted with the following equity interests: 2020 International Capital Group Limited (60%), George Lu (10%), Louis Koo (10%), Adrian Chan (10%) and 2020 Advisors LLC (10%).

2.             Payments to the Manager

2.1           The Issuer shall pay to the Manager the following:

(a)           2% of total commitment of all the Convertible Bonds (not on amount called) as annual management fee, payable quarterly in advance, with the first payment made on signing of the Investment Management Agreement Provided That such management fee shall be adjusted only in the event of default of the subscriber(s) of the Convertible Bonds in paying up such commitment; and

(b)           Carried Interest (subject to an 8% hurdle rate) arising from the Underlying Assets (excluding the Exchange Amount as defined in Condition 8.2), (if there is IPO) payable with effect from the IPO, and thereafter with effect from the end of each subsequent financial year of the Issuer; or (if there is no IPO) payable on redemption of the Convertible Bonds or liquidation of the Issuer (as the case may be).

(c)           “Carried Interest” means:

(if there is IPO) (i) in respect of the first payment, 20% on any increase in the net asset value of the Issuer in comparison to the aggregate investment in the Equity Value in the Issuer as at the IPO Date; (ii) in respect of subsequent payments after IPO, 20% on any increase in the net asset value of the Issuer in comparison to the net asset value of the Issuer in the preceding financial year; or

(if there is no IPO) 20% of the proceeds of sale of all Underlying Assets less the original investment costs and all costs and expenses of the Issuer.

2.2           The net asset value of the Issuer shall be calculated by qualified professional valuer or accountant acceptable to the Manager and in accordance with guidelines laid down by the Board.

3.             Investment Objective and Investment Decisions

3.1           The investment objective of the Issuer is to generate superior, long-term capital appreciation typically through privately negotiated equity and equity-related investments in companies which can be transformed from leading domestic enterprises into world class leaders. Target companies may be located within Greater China and other emerging markets, or may be companies located in other countries which will benefit from establishing operations in Greater China or other emerging markets. Investments will be effected using a broad variety of investment types and transaction structures, including but not limited to buyout investments, expansion stage, pre-IPO, restructurings, recapitalizations, and purchase of debt or publicly traded securities made in connection with or with a view to a contemplated privately negotiated transaction (including purchases of securities subsequent to a privately negotiated transaction in the same portfolio company).

3.2           No variation of the above investment objective shall be effective unless approved by the affirmative vote of holders holding not less than 80% of the aggregate principal amount of all Convertible Bonds issued and outstanding.

3.3           All investment and divestment decisions of the Manager are subject to the prior approval of the Investment Committee of the Issuer.

4.             Term of the Investment Management Agreement

The Investment Management Agreement shall be executed within 45 days from the date of the Agreement.  After the expiry of the three-year period from the IPO Date, either the Issuer or the Manager shall be entitled to undertake a review of the Investment Management Agreement and terminate the Investment Management Agreement without cause by giving the other party not less than six months written notice.

5.            Powers and Duties of the Manager

The Manager shall work exclusively for the Issuer. Discretionary management in accordance with the Investment Objective.  No applicable investment (or borrowing) restrictions.

6.            Exculpation and Indemnification of the Manager

The Manager is not liable save in the case of fraud, wilful default or negligence.  There is no guarantee that the investment objective will be achieved.  The Manager will be indemnified by the Issuer against claims arising from its appointment, save for the Manager’s own fraud, wilful default or negligence.

7.            Representations of the Manager

The Manager will represent to the Issuer that it:

(a)            will comply with all applicable laws and regulations; and

(b)           does not require any licence and shall hold all licences if required in compliance with all applicable laws and regulations, as replaced, amended, modified or re-enacted from time to time to fulfil its obligations under the Investment Management Agreement.

SCHEDULE 6

PRINCIPAL TERMS AND CONDITIONS OF THE SERVICE AGREEMENTS

The Service Agreements shall contain, among other things, the following principal terms and conditions:

1.            Parties

The Manager as the employer.

Each of the Key Personnel as the employee.

2.            Term

Each of the Service Agreements shall commence on the date of signing and shall continue until the earlier of (a) the expiration or termination of the Investment Management Agreement in accordance with the terms and the conditions therein contained; or (b) (if there is IPO) a period of three years after the IPO Date.

For the avoidance of doubt, the Service Agreements shall no longer subsist after all Convertible Bonds issued and outstanding have been redeemed or converted and exchanged or the liquidation procedure of the Issuer has commenced.

SCHEDULE 7

INVESTMENT COMMITTEE

I.          Charter

The Investment Committee shall be established with the terms of reference set out below.

II.         Composition of the Investment Committee

A.         The Investment Committee shall, in the first instance, consist of 4 members, who shall be approved by the Nomination Committee and appointed by the Board.

B.          The initial members of the Investment Committee shall be:

George Lu

William Sharp

A nominee of Datai Bay Investments Ltd.

C.          A member of the Investment Committee shall be entitled to appoint any person to be his proxy and each proxy shall have one vote for the member whom he represents.

III.        The Chairman

The Manager shall have the right to appoint the chairman of the Investment Committee (the “Investment Committee Chairman”) and determine the period for which he will hold that office. In the absence of the Investment Committee Chairman and/or an appointed deputy, the remaining members present shall elect one of themselves to chair the meeting.

IV.       Proceedings

Unless varied by these terms of reference, meetings and proceedings of the Investment Committee shall be governed by the Issuer’s articles of association regulating the meetings and proceedings of the directors of the Issuer.

V.         Quorum and votes

A.        The quorum for decisions of the Investment Committee shall be any two members of whom one shall be a member nominated by Datai Bay Investment Ltd. (or his proxy). A duly convened meeting of the Investment Committee which is quorate shall have the power to exercise all or any of the powers, authorities or discretions vested in or exercisable by the Investment Committee.

B.          At any time prior to the IPO, questions arising at any Investment Committee’s meeting shall be decided unanimously by all the members present at a meeting.

VI.       Attendance at Meetings

A.         Only members (or his/her respective proxies) of the Investment Committee have the right to attend Investment Committee meetings.

B.          Meetings of the Investment Committee may be held by telephone or other communication equipment which allows those participating to hear and speak to each other.

VII.      Frequency of Meetings

Meetings of the Investment Committee shall be held as and when appropriate.  The Investment Committee Chairman or any other member may convene a meeting of the Investment Committee whenever he or she considers it necessary or desirable.

VIII.     Notices of Meetings

A.         Meetings of the Investment Committee shall be summoned by any of its members.

B.          Unless otherwise agreed, notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed, shall be forwarded to each member of the Investment Committee, no later than 48 hours before the time of the meeting.  Supporting papers shall be sent to Investment Committee members as appropriate, at the same time.

IX.       Minutes of Meetings

A.         The proceedings and resolutions of the Investment Committee shall be recorded.

B.          Copies of the minutes of meetings of the Investment Committee shall be circulated to all members of the Investment Committee.

X.         Duties

The duties of the Investment Committee shall be to:

A.        perform reviews on sector specific market research reports, commercial and legal due diligence reports and the investment report covering key aspects of the proposed investments for making all investment or divestment decisions; and

B.         approve all investment and divestment decisions of the Manager.

XI.       Authority

The Investment Committee shall be entitled to obtain outside legal or other independent professional advice, including the advice of independent remuneration consultants at the cost of the Issuer, if it considers necessary.

SCHEDULE 8

NOMINATION COMMITTEE

I.          Charter

The Nomination Committee shall be established with the terms of reference set out below.

II.         Composition of the Nomination Committee

A.         The Nomination Committee shall consist of, in the first instance, 3 members.

B.          The initial members of the Nomination Committee shall be:

George Lu

William Sharp

Louis Koo

C.          The additional or substituting member(s) of the Nomination Committee shall be appointed by the Board.

III.        Duties

The duties of the Nomination Committee shall be to:

A.         review the structure, size and composition (including the skills, knowledge and experience) of the Board and the Investment Committee, respectively, on a regular basis and make recommendations to the Board regarding any proposed changes;

B.          identify individuals suitably qualified to become members of the Board and/or the Investment Committee and select or make recommendations to the Board and/or the Investment Committee on the selection of, individuals nominated for directorships or members to the Investment Committee, respectively; and

C.          make recommendations to the Board on relevant matters relating to the appointment or re-appointment of directors and succession planning for directors of the Board and/or the members of the Investment Committee.

For the avoidance of doubt, the Nomination Committee shall not be entitled to change the terms of reference of the Investment Committed as set out in Schedule 7.

IV.       Authority

The Nomination Committee shall be entitled to obtain outside legal or other independent professional advice, including the advice of independent remuneration consultants at the cost of the Issuer, if it considers necessary.

SCHEDULE 9

DATED THE            DAY OF

[*]

(as Covenantor)

and

[*]

(as Guarantor)

and

2020 GLOBALGROWTH EQUITIES LIMITED

(as Covenantee)

DEED OF GUARANTEE

Deacons

Solicitors & Notaries

Alexandra House

3rd-7th, 14th and 29th Floors

Hong Kong

www.deaconslaw.com

Fax : 28100431

Tel : 28259211

THIS DEED OF GUARANTEE is made the day of

BY

(1)           [*], a company incorporated in [*], whose registered office is at [*] (the “Covenantor”);

(2)           [*], a company incorporated in [*], whose registered office is at [*] (the “Guarantor”);

IN FAVOUR OF

(3)           2020 GlobalGrowth Equities Limited, a company incorporated in the Cayman Islands, whose registered office is at Cambell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands (the “Covenantee”)

WHEREAS

(A)          This Deed is made pursuant to an agreement dated [*] (the “Principal Agreement”) entered into between the Covenantor and the Covenantee providing for, amongst other thing, the subscription by the Covenantor of the Bonds.

(B)           The Guarantor has agreed to guarantee the due and punctual performance by the Covenantor of all its obligations under the Principal Agreement.

NOW THEREFORE the parties hereby agree as follows:

1.             INTERPRETATION

Unless otherwise provided in this Deed or the context otherwise requires, terms and expressions herein shall have the same meanings as defined in the Principal Agreement.

2              GUARANTEE

2.1           In consideration of the Covenantee entering into the Principal Agreement and upon the request of Covenantor, the Guarantor hereby undertakes to procure, and guarantees, unconditionally and irrevocably as primary obligor (as if the Guarantor had indemnified the Covenantee in full in respect of the payment obligations under the Principal Agreement) to the Covenantee, the due and punctual observance and performance by Covenantor of all the agreements, undertakings, warranties, indemnities, stipulations, terms and conditions contained in the Principal Agreement to be observed and performed by Covenantor and the full and punctual payment of all amounts payable by Covenantor under the Principal Agreement and that if Covenantor shall fail to so observe and perform such obligations or pay such amounts in accordance with the Principal Agreement, the Guarantor shall immediately on demand (as often and whenever made) by the Covenantee:

(a)                                  make good or rectify such failure to observe and/or perform;

(b)                                 pay the relevant amount in the manner and in the currency provided for under the Principal Agreement; and/or

(c)                                  indemnify and keep indemnified fully the Covenantee against any loss or damage (including all costs, expenses and legal fees) the Covenantee may incur as a result of such failure by the Covenantor.

2.2.                              The guarantee and indemnity provided by the Guarantor in this Deed (the “Guarantee”) shall be a continuing guarantee and indemnity and shall cover all obligations of the Covenantor under the Principal Agreement.  The Guarantee shall remain in full force and effect until all obligations of the Covenantor under the Principal Agreement have been paid and/or discharged in full.  The Guarantee is in addition to, and not in substitution for, and shall not merge with or otherwise affect or prejudice or be affected or prejudiced by any other security, guarantee, indemnity or right which the Covenantee may now or at any time hereafter be entitled to.

2.3                                 The Guarantor undertakes to indemnify and keep indemnified the Covenantee on a full indemnity basis from and against all losses, damages, costs and expenses which the Covenantee may suffer or incur as a result of, or in consequence of, any breach of duties and /or obligations by the Covenantor under the Principal Agreement.

2.4                                 The Guarantor waives any right to require that, prior to any claim under or enforcement of this Deed, (a) proceedings be taken against any other person or (b) any action be taken to realise or enforce any other security, guarantee, indemnity or right.

2.5                                 The Guarantor shall be liable under this Deed as if it were a primary obligor and the liability of it shall not be impaired, reduced or discharged by reason of:

(a)                                  any time or indulgence at any time given to, or any compromise or composition made with, the Covenantor or any other person or any other release (conditional or otherwise) of the Covenantor or any other person;

(b)                                 any amendment or novation whatsoever, to or of the Principal Agreement and this Deed or any other security, guarantee, indemnity or right;

(c)                                  any assignment by the Covenantor of its rights and obligations under the Principal Agreement and this Deed;

(d)                                 the making or absence of any demand on Covenantor or any other person to make good or rectify any default, or pay any amount due, under the Principal Agreement;

(e)                                  any defect in any provision of this Agreement and this Deed or any other document or the obligations of any party thereunder being unenforceable at any time and/or for any reason (whether or not known to the Covenantee);

(f)                                    any party not being bound by this Agreement and this Deed or any other document whether as a result of any failure to execute, or any deficiency in the execution of, the same or as a result of any defect in or insufficiency or want of the necessary powers or any irregular or improper exercise thereof, whether or not known to the Covenantee or for any other reason whatsoever;

(g)                                 any right of the Covenantor or any other surety to the Covenantee to set-off amounts due to it from the Covenantee against amounts due to the Covenantee under the Principal Agreement and this Deed;

(h)                                 the insolvency, bankruptcy, dissolution, composition, winding-up, liquidation, amalgamation, reconstruction, reorganisation, change in constitution, death or incapacity of the Covenantor or any other person; or

(i)                                     any other act, omission, event or thing whatsoever which but for this provision would or might afford an equitable defence to a surety or otherwise operate to discharge, impair or affect the obligations or liabilities of the Covenantor hereunder.

2.6                                 So long as any of the obligations of the Covenantor under the Principal Agreement remain outstanding, the Guarantor shall not exercise any right of subrogation or any other right of a surety or enforce any security or other right or claim against the Covenantor or any other person whether in respect of its liability under the Principal Agreement or this Deed or otherwise or claim in insolvency, liquidation or bankruptcy of the Covenantor in competition with the Covenantee.

3.                                      MISCELLANEOUS

3.1                                 Time shall be of the essence of this Deed.  All references to time shall be Hong Kong time.

3.2                                 This Deed shall be binding on and (where applicable) enure to the benefit of, the Covenantor, the Guarantor and the Covenantee and their respective successors and assigns except that the Covenantor and the Guarantor shall not, and shall not be entitled to, assign or transfer any of its rights, benefits or obligations hereunder without the prior consent of the Covenantee.

3.3                                 The illegality, invalidity or unenforceability of any provision of this Principal Agreement and this Deed under the law of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

3.4                                 Any provision of this Deed may be amended only if the parties hereto so agree in writing.

4.                                      GOVERNING LAW

4.1                                 This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

4.2                                 The parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

IN WITNESS  whereof this Deed has been duly executed on the day and year first above written.

SEALED with the Seal of	)
[*]	)
and SIGNED by	)
)
in the presence of :-)

SEALED with the Seal of	)
[*]	)
and SIGNED by	)
)
in the presence of :-)

SEALED with the Seal of	)
2020 GLOBALGROWTH EQUITIES	)
LIMITED	)
and SIGNED by	)
)
in the presence of :-)

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

SIGNED by	)
)
duly authorised for and on behalf of	)	/s/ Louis Koo
2020 GlobalGrowth Equities Limited	)
in the presence of:	)

SIGNED by	)	For and on behalf of
	)	SHK ALPHA MANAGERS LTD
duly authorised for and on behalf of	)	As role of the Investment Manager of
SHK Asian Opportunities Holdings Ltd	)	SHK Asian Opportunities Fund L.P.
in the presence of:	)	(The parent company of SHK Asian
Opportunities Holdings Ltd)

/s/ Christopher Lee
/s/ Christine Wong

Authorised Signatories